Exhibit 1.02

Investor Relations	Media Relations
Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Lorretta Gasper CDC Software 678-259-8631 lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Software Launches Newly-Designed CRM Platform Based on Microsoft.NET Technology

Pivotal CRM 6.0 Offers Task-Based Navigation, Embedded Microsoft SharePoint and Office
Applications, Easy Customization, Smart Client User Interface, High User Adoption and Low Total
Cost of Ownership

HONG KONG, ATLANTA—July 28, 2008—CDC Software, a wholly-owned subsidiary of CDC Corporation and a provider of industry-specific enterprise software and services, today announced the general availability of Pivotal CRM 6.0, a newly-designed customer relationship management (CRM) platform based on Microsoft.NET technology that provides task-based navigation, embedded Microsoft SharePoint and Office applications, easy customization, a smart client user interface, high user adoption and a low total cost of ownership.

Pivotal CRM 6.0 is a significantly redesigned platform that provides users with out-of-the box, task-based navigation, forms and portals that have the look and feel of Microsoft applications and which have the ability to model complex workflow. Pivotal 6.0 is highly-integrated with Microsoft Outlook (including calendaring, task and email capabilities) within the platform, allowing users to complete much of their daily work without having to leave their CRM system. The new features of Pivotal 6.0 provide easier customization, enhanced searching and reporting capabilities, the flexibility to conform to an organization’s way of doing business and ease of use, all of which potentially results in increased user adoption and overall higher worker productivity.

A customer for more than six years, CareerBuilder.com, the nation’s largest online recruitment and career advancement source for employers, recruiters and job seekers, is implementing Pivotal 6.0.  According to Mark Williams, CRM architect and team leader at Careerbuilder.com, “I am amazed at how well Pivotal 6.0 integrates with Microsoft Office, particularly with Outlook.  I was able to configure the new ‘Links’ feature to see my Pivotal contacts in Outlook and easily got ‘Activities’ to show up in both places with bi-directional synching.  I think our users will love this integration as it streamlines the processes on how the users interact with the system and the Microsoft technologies they are already familiar with using.”

Williams also noted, “The Microsoft Visual Studio 2005 integration provides a flexible development platform for our technical team to easily customize and extend Pivotal 6.0 quickly to the changing needs of the organization. Pivotal 6.0’s tight integration with Visual Studio and the form designer are outstanding improvements over the prior user interface versions.  With this new toolkit, we can implement user forms that are much more attractive and easier to use, which should improve user adoption with our technically savvy sales reps.  Additionally, from a technological resource perspective, I believe it will be easier to find professionals who know Microsoft.NET technology and have a desire to work on a state-of-the-art enterprise development platform.”

“Pivotal 6.0 illustrates our unwavering commitment to develop innovative products that help protect customers’ investments in CDC Software technology, while directly addressing their industry-specific business requirements,” said James McDevitt, chief operating officer of CDC Software. “Pivotal 6.0 offers customers a compelling CRM solution that combines Microsoft’s powerful .NET technology and Pivotal CRM’s superior performance, usability, flexibility, interoperability, and industry-specific functionality.“

Pivotal 6.0 also embeds SharePoint, which enables companies to easily deploy SharePoint Server 2007 with SharePoint Designer 2007 and to implement a new feature in Pivotal 6.0 called SmartPortal, a Pivotal portal which allows IT professionals to set-up pre-defined portals by functional area. For example, a portal can be designed for sales people, customer support representative and others specific to groups within an organization. End users, including mobile users, can then personalize their own home page by adding new web parts (which can be defined by the customizer or imported from third parties, including Microsoft) and modifying existing web parts, allowing users to assemble their own, highly-personalized, relevant and visually enhanced portal. With Pivotal 6.0’s advanced web parts-based portal options, enterprises can build role-based user interfaces and functional tool groupings that enable different users to navigate its repository of data more quickly and easily, minimize clicks and maximize the amount of valuable data available on each screen. The time and labor savings potentially can be significant since these features should allow enterprises to only build a page one time, while having it work for many different user groups and purposes.

Pivotal CRM 6.0 is available now. CDC Software offers a migration kit that automates much of the conversion and migration process from earlier versions of Pivotal to help ensure customers can move to Pivotal 6.0 as smoothly and cost-effectively as possible. The Customer Management System and Pivotal for Financial Services applications are available now on Pivotal 6.0 with other vertical-specific applications to be rolled out over time.

About Pivotal CRM
Pivotal CRM helps organizations create superior customer experiences and offers rich functionality, a highly-flexible application platform, a full-customer-relationship-management application suite, and best-in-class customization abilities, all with a low total cost of ownership. The Pivotal CRM software suite includes a powerful application platform based on the Microsoft.net architecture and additional capabilities in analytics, mobile CRM, partner management, and marketing automation.

Designed to produce meaningful increases in revenues, margins, and customer loyalty, Pivotal CRM is used by more than 2,000 companies around the world. For more information about Pivotal CRM, please visit www.pivotalcrm.com.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes:  CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning), and SCM (supply chain management), e-M-POWER (discrete manufacturing), CDC Supply Chain (supply chain management ,warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 12 on the MBT 2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets.  For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and includes statements relating to our beliefs regarding the rate of user adoption and the cost of ownership of Pivotal 6.0, our beliefs regarding the functionality of Pivotal 6.0 and the benefits thereof for users, including increases in productivity, beliefs regarding customer and user preferences, our beliefs regarding the time and labor savings provided by Pivotal 6.0 and the ease of implementation thereof, the ability of Pivotal CRM 6.0 to address the needs of the market such as the ability to improve efficiencies, improve customer service, drive cost savings and competitive advantage and other statements. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the market; the continued ability of Pivotal CRM solutions to address industry-specific requirements of companies demand for and market acceptance of new and existing CRM solutions; development of new functionalities which would allow companies to compete more effectively and changes in the type of information required to compete in the targeted vertical markets. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2007 on Form 20-F filed on July 2, 2008. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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